Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL 2018 FIRST QUARTER

•                  Company Remains On Track with Fiscal 2018 Modeling Assumptions and 3-Year Financial Goals

•                  Net Earnings Per Diluted Share of $.32

•                  Net Sales Increased Approximately 0.4%; Comparable Sales Declined Approximately 0.6%

•                  Board of Directors Declares Quarterly Dividend of $0.16 Per Share

UNION, New Jersey, June 27, 2018 -— Bed Bath & Beyond Inc. (NASDAQ:BBBY) today reported financial results for the first quarter of fiscal 2018 ended June 2, 2018.

Fiscal 2018 First Quarter Results

For the fiscal 2018 first quarter, the Company reported net earnings of $.32 per diluted share ($43.6 million), which included the following: an unfavorable impact of approximately $0.06 from severance costs incurred in the first quarter, which was not included in the Company’s fiscal 2018 modeling assumptions; and a favorable impact of approximately $0.05 from the adoption of the new accounting standard, FASB ASC 606, Revenue from Contracts with Customers, which was anticipated and included in the full-year modeling assumptions. Net earnings for the fiscal 2017 first quarter were $.53 per diluted share ($75.3 million).

Net sales for the fiscal 2018 first quarter were approximately $2.8 billion, an increase of approximately 0.4% from the prior year quarter.  Comparable sales in the fiscal 2018 first quarter decreased by approximately 0.6%, and included strong sales growth from the Company’s customer-facing digital channels, and sales from stores that declined in the mid-single-digit percentage range.

Capital Allocation

The Company’s Board of Directors today declared a quarterly dividend of $.16 per share payable on October 16, 2018 to shareholders of record at the close of business on September 14, 2018.

During the fiscal 2018 first quarter, the Company repurchased approximately $22 million of its common stock, representing approximately 1.2 million shares, under its existing $2.5 billion share repurchase program.  As of June 2, 2018, the program had a remaining balance of approximately $1.5 billion.

The Company ended the fiscal 2018 first quarter with $847 million in cash and investment balances, an increase of approximately $281 million, compared with approximately $565 million at the end of the fiscal 2017 first quarter.

Fiscal 2018

During the conference call with analysts and investors, the Company plans to review its quarterly results and its financial planning assumptions for fiscal 2018.

The Company’s planning assumptions reflect actual results through the fiscal first quarter and the current trends the Company has been experiencing.  Based on its planning assumptions, the Company continues to model net earnings per diluted share for the full year to be in the low-to-mid $2.00 range.

The Company remains on track with its three-year financial goals that comprise its vision for 2020 which include:  to achieve comparable sales growth beginning in fiscal 2018; to achieve moderating declines in operating profit and net earnings per diluted share in fiscal 2018 and fiscal 2019; and to achieve growth in net earnings per diluted share by fiscal 2020.

Fiscal 2018 First Quarter Conference Call and Investor Presentation

Bed Bath & Beyond Inc.’s fiscal 2018 first quarter conference call may be accessed by dialing 1-888-771-4371, or if international, 1-847-585-4405, using conference ID number 47122204. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 47122204.  The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

The Company has also made available an Investor Presentation on the investor relations section of its website that provides information related to its strategic initiatives, fiscal first quarter financial results, and modeling assumptions for fiscal 2018.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon, Harmon Face Values or Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products either in-store, online, with a mobile device or through a customer contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers; One Kings Lane, an authority in home décor and design, offering a unique collection of select home goods, designer and vintage items; PersonalizationMall.com, an industry-leading online retailer of personalized products; Chef Central, an online retailer of kitchenware, cookware and homeware items catering to cooking and baking enthusiasts; and Decorist, an online interior design platform that provides personalized home design services. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, ofakind.com, onekingslane.com, personalizationmall.com, chefcentral.com, decorist.com, harborlinen.com, and t-ygroup.com.  As of June 2, 2018, the Company had a total of 1,557 stores, including 1,017 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 279 stores under the names of World Market, Cost Plus World Market or Cost Plus, 121 buybuy BABY stores, 83 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 57 stores under the names Harmon, Harmon Face Values or Face Values.  During the fiscal first quarter, the Company opened one Bed Bath & Beyond store, four World Market stores, and two buybuy BABY stores, and closed one Bed Bath & Beyond store and one Cost Plus World Market store.  The joint venture, to which the Company is a partner, operates ten stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth           (908) 613-5820

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 2, 2018	May 27, 2017
Net sales	$2,753,667	$2,742,141

Cost of sales	1,788,819	1,742,026

Gross profit	964,848	1,000,115

Selling, general and administrative expenses	883,619	853,104

Operating profit	81,229	147,011

Interest expense, net	16,732	16,580

Earnings before provision for income taxes	64,497	130,431

Provision for income taxes	20,921	55,148

Net earnings	$43,576	$75,283

Net earnings per share - Basic	$0.32	$0.53
Net earnings per share - Diluted	$0.32	$0.53

Weighted average shares outstanding - Basic	135,987	141,331
Weighted average shares outstanding - Diluted	136,601	142,141

Dividends declared per share	$0.160	$0.150

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	June 2, 2018	May 27, 2017
Assets

Current assets:
Cash and cash equivalents	$678,646	$469,320
Short term investment securities	148,313	—
Merchandise inventories	2,646,263	2,962,936
Prepaid expenses and other current assets	483,159	217,917

Total current assets	3,956,381	3,650,173

Long term investment securities	19,957	96,121
Property and equipment, net	1,893,230	1,817,594
Goodwill	716,283	707,643
Other assets	427,895	604,270

	$7,013,746	$6,875,801

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,082,943	$1,178,811
Accrued expenses and other current liabilities	716,069	509,501
Merchandise credit and gift card liabilities	329,055	319,496
Current income taxes payable	—	117,211

Total current liabilities	2,128,067	2,125,019

Deferred rent and other liabilities	431,799	520,040
Income taxes payable	57,507	66,431
Long term debt	1,492,194	1,491,719

Total liabilities	4,109,567	4,203,209

Shareholders’ equity:

Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—

Common stock - $0.01 par value; authorized - 900,000 shares; issued 342,642 and 341,276, respectively; outstanding 140,131 and 144,730 shares, respectively	3,426	3,413
Additional paid-in capital	2,082,238	2,006,939
Retained earnings	11,360,572	11,057,826
Treasury stock, at cost; 202,511 and 196,546 shares, respectively	(10,490,082)	(10,342,863)
Accumulated other comprehensive loss	(51,975)	(52,723)

Total shareholders’ equity	2,904,179	2,672,592

	$7,013,746	$6,875,801

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended
	June 2, 2018	May 27, 2017
Cash Flows from Operating Activities:

Net earnings	$43,576	$75,283
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	79,578	74,912
Stock-based compensation	23,572	21,490
Deferred income taxes	(3,548)	(6,571)
Other	(1,109)	555
Increase (decrease) in assets, net of effect of acquisitions:
Merchandise inventories	82,252	(59,916)
Trading investment securities	(2,069)	(6,256)
Other current assets	104,954	(20,146)
Other assets	(482)	(631)
Decrease (increase) in liabilities, net of effect of acquisitions:
Accounts payable	(78,717)	24,567
Accrued expenses and other current liabilities	(5,401)	25,591
Merchandise credit and gift card liabilities	5,553	10,172
Income taxes payable	(3,767)	55,805
Deferred rent and other liabilities	602	9,779

Net cash provided by operating activities	244,994	204,634

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(5,625)	—
Redemption of held-to-maturity investment securities	238,125	—
Capital expenditures	(97,813)	(80,760)
Payment for acquisition, net of cash acquired	—	(4,344)

Net cash provided by (used in) investing activities	134,687	(85,104)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	—	10,161
Payment of dividends	(21,414)	(18,161)
Repurchase of common stock, including fees	(22,110)	(127,324)

Net cash used in financing activities	(43,524)	(135,324)

Effect of exchange rate changes on cash and cash equivalents	(3,651)	(3,215)

Net increase (decrease) in cash and cash equivalents	332,506	(19,009)

Cash and cash equivalents:
Beginning of period	346,140	488,329
End of period	$678,646	$469,320